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                                                                   Exhibit 10(p)



                                  SUMMARY SHEET
                                       OF
                                2006 COMPENSATION

DIRECTOR COMPENSATION

Employee Directors

Directors who are employees of the Company receive no separate compensation for Board service. Mr. Vea is the only director who is also an employee of the Company, and he does not receive any additional compensation for such service.

Non-Employee Directors

Non-employee directors currently receive the following compensation:

Annual Retainer:

     o $12,000 restricted stock retainer, which vests over a three year period, issued under the Company's 2003 Stock Option and Incentive Plan. A copy of the 2003 Stock Option and Incentive Plan is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2005 (the "2005 10-K").

     o    $12,000 cash retainer payable quarterly.

Meeting Fees:

     o $900 cash fee for each Board of Directors meeting of the Company attended.

     o    $600 cash fee for each committee meeting attended.

Presiding Independent Director/Committee Chair Fees:

     o $2,000 fee payable in four quarterly payments to Presiding Independent Director.

     o    $2,000 fee payable in four quarterly payments to Committee Chairs.

Other:

     o $900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

     o Reimbursement for travel and other expenses incurred for attending seminars or other training sessions.

     o Reimbursement for accommodations, travel or meals in connection with attending corporate, board or other authorized functions, which includes Board of Directors meetings, committee meetings, and Board retreats.


Under the Corporate Governance Principles, non-employee directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director. Each non-employee director meets this requirement.


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NAMED EXECUTIVE OFFICERS

         The executive officers of the Company serve at the discretion of the Board of Directors. The following are the current base salaries for the Company's Chief Executive Officer and its other most highly compensated current executive officers who will be identified in the Company's proxy statement for the 2006 annual meeting (the "Named Executive Officers"):

         -----------------------------------------------------------------------
         Michael T. Vea, Chairman,                          $425,000
         President and Chief Executive Officer
         -----------------------------------------------------------------------
         Archie M. Brown, Executive                         $258,000
         Vice-President Commercial and
         Consumer Banking
         -----------------------------------------------------------------------
         Michael B. Carroll, Senior                         $109,000
         Vice-President, Controller and
         Principal Accounting Officer
         -----------------------------------------------------------------------
         Martin M. Zorn, Executive                          $247,500
         Vice-President, Chief Risk Officer
         and Secretary
         -----------------------------------------------------------------------

         The Compensation Committee of the Board of Directors determines and approves the compensation payable to the Chief Executive Officer, Chief Financial Officer, Executive Vice-President - Chief Risk Officer and the Executive Vice-President - Commercial and Consumer Banking (collectively, the "Principal Officers"). Each of the Principal Officers is currently a party to an employment agreement with the Company. Copies of the employment agreements with the Principal Officers are filed as exhibits to the 2005 10-K. The current salaries of the Principal Officers are currently based on the terms of their Employment Agreement and may be increased by action of the Compensation Committee. Mr. Carroll is party to a Senior Officer Change in Control Agreement. A copy of his change in employment agreement is filed as an exhibit to the 2005 10-K. His salary is determined by the Chief Executive Officer.

         Messrs. Vea, Brown and Zorn are eligible to receive a cash bonus for achievement of objective performance targets under the Company's 2003 Executive Annual and Long-Term Incentive Plan (the "Cash Incentive Plan"). A copy of the Cash Incentive Plan is filed as an exhibit to the Company's 2005 Form 10-K. The Compensation Committee established the annual objectives for the 2005 plan year under the Incentive Plan for the following Named Executive Officers: Michael T. Vea, Archie M. Brown and Martin M. Zorn. The annual objectives for the plan year ended December 31, 2006 are: earnings per share, and credit quality. Mr. Carroll is not a participant in the Incentive Plan, but is eligible to receive a discretionary bonus determined by the Chief Executive Officer.

         Each of the Named Executive Officers is eligible to receive awards under the Company's 2003 stock option and incentive plan ("Stock Plan"). A copy of this plan is filed as an exhibit to the 2005 10-K.



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

         The Company also provides matching contributions to the accounts of the Named Executive Officers under its Employees 401(k) Plan and pays for term life insurance for each of the Named Executive Officers.

         The aggregate amount of perquisites received by each of the executive officers does not exceed 10% of their reported salary and bonus compensation or $50,000. The primary perquisites for Messrs. Vea, Brown and Zorn include an automobile allowance and social club membership dues.



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